CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated January 20, 2000, relating to the statement of assets and liabilities of Nations High Yield Bond Fund, which appears in such Registration Statement. We also consent to the reference to us under the heading "Independent Accountants and Reports" in such Registration Statement.


PricewaterhouseCoopers LLP
New York, New York
January 20, 2000